EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 25, 2022 with respect to the consolidated financial statements of Talkspace, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2021 in connection with the Registration Statement on Form S-1 (File No. 333-257686) of Talkspace, Inc. and the incorporation by reference of such report in the Registration Statement on Form S-8 (File No. 333-259165) pertaining to the 2014 Stock Incentive Plan, 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan of Talkspace, Inc.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel-Aviv, Israel

February 25, 2022